Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Adhera Therapeutics, Inc. (formerly known as Marina Biotech, Inc.) of our report dated April 16, 2019, relating to the consolidated financial statements of Adhera Therapeutics, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Adhera Therapeutics, Inc. for the years ended December 31, 2018 and 2017.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP
Los Angeles, California
May 3, 2019